UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 27, 2024

Date of Report (Date of earliest event reported)

CalciMedica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39538	45-2120079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Coast Boulevard South, Suite 307 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 952-5500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CALC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On June 27, 2024, CalciMedica, Inc. (the “Company”) issued a press release announcing topline data from the Phase 2b CARPO trial of Auxora in acute pancreatitis (“AP”). A copy of the press release is attached hereto as Exhibit 99.1.

Included as Exhibit 99.2 to this Form 8-K is a slide presentation titled Developing Novel Therapies for Acute Inflammatory and Immunologic Diseases: CARPO Trial Topline Results dated June 27, 2024, that is incorporated herein by reference. The Company intends to utilize this presentation and its contents in various meetings with securities analysts, investors and others, including during a conference call and live webcast with the investment community on June 27, 2024, at 8:30 a.m. Eastern Time.

The information in this Item 7.01, including the attached Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

On January 27, 2024, the Company announced positive topline data from CARPO, the Company’s international, randomized, double-blind, placebo-controlled, dose-ranging Phase 2b trial evaluating Auxora for the treatment of AP with accompanying systemic inflammatory response syndrome (“SIRS”).

The Phase 2b CARPO trial intended to establish Auxora’s dose-response and efficacy in AP with accompanying SIRS. The trial reached its target enrollment of 216. Patients were randomized into four groups to receive either high 2.0 mg/kg dose (n=53), medium 1.0 mg/kg dose (n=56) or low 0.5 mg/kg dose (n=52) of Auxora or a matched dose of placebo (n=53) intravenously every 24 hours for a total of three doses. Treatment and observation of patients continued for 30 days. Patients were stratified by baseline hematocrit, a biomarker for inflammation severity, so that efficacy in a pre-specified hyper-inflamed sub-group of patients could be evaluated. These patients represented approximately 43% of the patients enrolled (2.0 mg/kg, n=23; 1.0 mg/kg, n=25; 0.5 mg/kg, n=24; and placebo, n=20). Patients were well-matched for all baseline characteristics with the exception that the placebo group had approximately 12% lower proportion of hyper-inflamed patients than the study overall.

Summary Efficacy Data

The Phase 2b CARPO trial met its study objective by showing a dose response for time to solid food tolerance as well as other clinical endpoints. The primary endpoint of median time to solid food tolerance in the pre-specified subgroup of patients with hyper-inflammatory AP showed a statistically significant dose response with placebo patients requiring 4.7 days to tolerate solid food and patients in the high dose group showing a 1.9 day improvement (41.0% relative risk reduction) when compared to placebo, the medium dose group showing a 2.1 day improvement (43.6% relative risk reduction) and the low dose group showing a 1.5 day improvement (31.0% relative risk reduction). In patients without hyper-inflammatory AP, Auxora did not show a measurable benefit due to the patients tolerating solid food relatively quickly in all treatment groups.

Additionally, Auxora demonstrated a statistically significant dose response in reduction of severe organ failure which was defined as respiratory failure requiring invasive mechanical ventilation or 48 hours or more of high-flow nasal canula therapy, renal failure requiring renal replacement therapy, or cardiovascular failure requiring the use of vasopressor or inotropic support for greater than 48 hours. Severe organ failure occurred in 3.8% of high dose patients, 3.6% of medium dose patients, 9.6% of low dose patients, and 9.4% of placebo patients, representing a 59.6% relative risk reduction for the high dose patients when compared to placebo and 61.7% risk reduction for the medium dose patients when compared to placebo.

The median length of hospital stay was 5.0 days for the placebo group while the high dose group showed a reduction in the length of stay of 1.0 day. The mean length of hospital stay was 7.1 days for the placebo group while both the high dose and medium dose patients showed a reduction in the length of stay of 1.2 days and the hyperinflammatory AP subgroup showed a reduction in the length of stay of 1.5 days for the hyper-inflamed high dose patients and 1.9 days for the hyper-inflamed medium dose patients.

The proportion of patients who remained in the hospital for longer than 21 days was 0% for high dose patients, 1.8% for medium dose patients, 5.8% for low dose patients, and 5.7% for placebo patients. Comparing the combined placebo and low dose patients to the combined high and medium dose patients, this represents an 84.3% relative risk for a prolonged hospital stay.

Summary of Safety Data

Auxora was well-tolerated with 20 treatment-emergent serious adverse events (“TESAEs”) reported in the placebo group, 14 in the high dose group, 21 in the medium dose group, and 23 in the low dose group. None of the TESAEs in the high and medium dose groups and only 1 in the low dose group were deemed to be drug-related. There were no related TESAEs in the placebo group. Treatment-emergent adverse events (“TEAEs”) led to drug discontinuation in 3 patients in the placebo group, 2 in the high dose group, 2 in the medium dose group, and 2 in the low dose group. TEAEs led to death in 1 patient in the placebo group and 1 patient in the medium dose group. There were no deaths in the high dose or low dose group.

The Company intends to present additional data from the Phase 2b CARPO trial, including results from the analysis of CTs taken at baseline and 30-days post enrollment, at a medical meeting later this year.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements which include, but are not limited to, statements related to the Company’s business strategy; the potential benefits of Auxora for treatment of AP patients and the healthcare system; the dose response for Auxora across multiple endpoints, the target patient population and the likely drug dose for a pivotal trial; the Company’s planned and ongoing clinical trials and the timing, design, expected patient enrollment thereof and the expected timing for the release of data from those trials, including its plans to present additional data from the Phase 2b CARPO trial of Auxora for AP with accompanying SIRS at a future medical meeting later this year; plans to move forward rapidly with a pivotal trial of Auxora for AP; plans regarding its ongoing Phase 1/2 CRSPA trial of Auxora in pediatric patients with asparaginase-induced pancreatic toxicity (“AIPT”) and its planned Phase 2 KOURAGE trial of Auxora in acute kidney injury (“AKI”) with associated acute hypoxemic respiratory failure; the potential benefits of Auxora for the treatment of AIPT and AKI; and the potential of the Company’s proprietary technology to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including, but not limited to, risks and uncertainties related to: the impact of fluctuations in global financial markets on the Company’s business and the actions it may take in response thereto; the Company’s ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials or preclinical studies, including preliminary results, may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of the Company generally; the Company’s ability to protect its intellectual property position; the impact of government laws and regulations; and the Company’s need for additional capital. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the U.S. Securities and Exchange Commission (“SEC”), including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time.

The forward-looking statements included in this Current Report on Form 8-K are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release regarding Phase 2b CARPO Trial Topline Data, dated June 27, 2024.

99.2	Corporate Presentation of the Company, dated June 27, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2024	CalciMedica, Inc.

	By:	/s/ A. Rachel Leheny, Ph.D.
	Name:	A. Rachel Leheny, Ph.D.
	Title:	Chief Executive Officer